Exhibit 21.1

LORAL SPACE & COMMUNICATIONS INC.

SIGNIFICANT SUBSIDIARIES

The active subsidiaries owned directly or indirectly by Loral Space & Communications Inc. as of February 15, 2013, all 100% owned (except as noted below), consist of the following:

Loral Skynet Corporation	Delaware
Loral Satmex LLC	Delaware
Loral Holdings LLC	Delaware
Mexico Satellite, LLC(1)	Delaware
Loral Global Services N.V.	Netherlands Antilles
Loral Holdings Corporation	Delaware
4440480 Canada Inc.	Canada
4440498 Canada Inc.	Canada
Loral Canadian Gateway Corporation	Canada

NOTE

(1)	Only 77.78% owned directly or indirectly